Exhibit 99.1
For Immediate Release
CONSOLIDATED WATER CO. LTD. REPORTS RECORD EARNINGS FOR
FOURTH QUARTER AND FULL YEAR 2007
2007 NET INCOME RISES 51% AS REVENUES INCREASE 29% TO $49.1 MILLION
GEORGE TOWN, Grand Cayman, Cayman Islands (March 18, 2008). Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) today reported its operating results for the quarter and year ended December 31, 2007. The Company will host an investor conference call to discuss its operating results today — Tuesday, March 18, 2008 — at 10:00 a.m. EDT (see details below).
Total revenues for the three months ended December 31, 2007 increased 34% to approximately $12.5 million, compared with approximately $9.3 million in the fourth quarter of 2006. Retail water sales rose 13% to approximately $4.5 million in the fourth quarter of 2007, versus $4.0 million in the corresponding period of the previous year. Bulk water revenues increased 19% to approximately $6.1 million, compared with $5.1 million in the year-earlier quarter. Services revenues increased 588% to approximately $2.0 million, versus $0.3 million in the fourth quarter of 2006. The Company reported net income of $2,669,472, or $0.18 per diluted share, for the three months ended December 31, 2007, which represented an increase of 296% when compared with net income of $674,046, or $0.05 per diluted share, in the three months ended December 31, 2006.
For the twelve months ended December 31, 2007, total revenues increased 29% to approximately $49.1 million, compared with approximately $38.2 million in 2006. Retail water sales rose 8% to approximately $19.5 million in 2007, versus $18.0 million in the previous year. Bulk water revenues increased 21% to approximately $22.1 million, compared with approximately $18.3 million in 2006. Services revenues increased 292% to approximately $7.5 million in 2007, versus $1.9 million in the previous year. The Company’s reported net income rose 51% to $11,387,651, or $0.79 per diluted share, during the year ended December 31, 2007, when compared with net income of $7,521,126, or $0.59 per diluted share, in the year ended December 31, 2006.
Consolidated gross profit approximated $18.7 million in 2007, versus approximately $15.6 million in the previous year. The gross profit on retail revenues approximated $12.3 million (63% of revenues) in the most recent year, versus approximately $11.4 million (63% of revenues) in the year ended December 31, 2006. The gross profit on bulk revenues totaled approximately $4.2 million (19% of revenues) for the year ended December 31, 2007, compared with approximately $3.4 million (19% of revenues) in 2006. The gross profit on services revenues approximated $2.1 million and $0.8 million for the twelve months ended December 31, 2007 and 2006, respectively. The substantial increases in revenues and gross profits in the services segment was due to revenues recognized for the construction of the Tynes Bay plant in Bermuda and the expansion of the North Sound plant on Grand Cayman Island on behalf of the Water Authority-Cayman.

General and administrative expenses increased to approximately $9.5 million in 2007, versus approximately $8.4 million in the previous year, primarily due to incremental hires for the Company’s Aquilex office, increased management bonuses, and higher directors’ fees and expenses.
Interest income for 2007 increased 527% to approximately $1.9 million, versus approximately $0.3 million in 2006, reflecting the investment of available cash balances (the majority of which arose from a stock offering closed in December 2006) during the year in interest-bearing, cash equivalent deposits. Interest expense of approximately $1.9 million in 2007 was relatively consistent with such expense of approximately $1.9 million in 2006.
“We are very pleased to report another year of growth in revenues and net income during 2007,” commented Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “All three of our business segments generated record revenues and gross profits for the year. Retail water sales rose 8.4%, primarily reflecting increased demand in the Cayman Islands early in 2007 and modestly higher prices, while bulk water sales increased 20.7%, primarily due to a full year of operations at our Blue Hills plant in Nassau, Bahamas, in 2007, compared with less than six months’ contribution from that plant in 2006. Our services revenues were up 292% in 2007, with the gain primarily due to revenues recognized for the construction of the new seawater desalination plants in Bermuda and on Grand Cayman Island.”
“We have completed our obligations to supply certain amounts of non-revenue water to our customer under the terms of our contract for the Blue Hills plant in Nassau, although there remains some uncertainty regarding the actual date that our obligations were fully discharged. While we have established a reserve for certain revenues that we believe are due under our contract, all parties agree that our non-revenue water obligations were fulfilled on or before July 1, 2007. We therefore recognized revenue from all water produced from the Blue Hills plant during the second half of 2007 and will continue to do so in future periods.”
“Looking forward, we believe Consolidated Water is well-positioned for further growth in 2008, although our optimism is tempered by analyst forecasts of a recession in the U.S. economy. While a U.S. recession would certainly impact tourism in some of our markets, the Caribbean region attracts tourists from many other parts of the world, and a substantial portion of the water produced by our plants is consumed by businesses and full-time residents. In 2008, our bulk water segment will benefit from a full-year’s sales from the expanded North Sound plant on Grand Cayman and full utilization of the Blue Hill plant production now that the NRW project has been completed. Meanwhile, our services segment should recognize revenues from final construction at Tynes Bay and from the new Frank Sound Plant on Grand Cayman. We are looking at a number of new opportunities in the Caribbean region including expansions to existing plants and hope to obtain some of this business later this year,” concluded Mr. McTaggart.

The Company will host a conference call at 10:00 a.m. EDT today — Tuesday, March 18, 2008. Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 10:00 a.m. EDT on March 18, 2008. A replay of the conference call will be available from March 18, 2008 at 1:00 p.m. EDT through March 26, 2008 at 9:00 a.m. EDT by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 417442.
CWCO-E
About Consolidated Water Co. Ltd.
Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands and The Commonwealth of the Bahamas. The Company is currently constructing a seawater desalination plant in Bermuda.
The ordinary (common) shares of Consolidated Water Co. Ltd. are traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect,” “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
For further information, please contact:
Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice
President and CFO, at (954) 571-3100 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com
(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONSOLIDATED STATEMENTS OF INCOME
(Expressed in United States dollars)

	Year Ended December 31,
	2007	2006	2005
Retail water revenues	$19,522,504	$18,003,456	$13,372,103
Bulk water revenues	22,096,635	18,303,479	11,724,438
Services revenues	7,530,708	1,922,273	1,090,664

Total revenues	49,149,847	38,229,208	26,187,205

Cost of retail revenues	7,227,675	6,635,879	5,369,550
Cost of bulk revenues	17,855,001	14,878,731	9,832,109
Cost of services revenues	5,382,945	1,100,792	631,149

Total cost of revenues	30,465,621	22,615,402	15,832,808

Gross profit	18,684,226	15,613,806	10,354,397

General and administrative expenses	9,478,308	8,432,073	6,143,065

Income from operations	9,205,918	7,181,733	4,211,332

Other income (expense):
Interest income	1,911,303	304,945	208,375
Interest expense	(1,856,277)	(1,886,518)	(885,628)
Profit sharing income from affiliate	445,308	507,849	485,193
Other income	470,585	241,338	76,904

Net loss on early extinguishment of debt, net	—	(240,728)	—
Equity in earnings of affiliate	1,662,613	1,402,249	1,390,314

Other income (expense), net	2,633,532	329,135	1,275,158

Income before non-controlling and minority interests	11,839,450	7,510,868	5,486,490
Income attributable to non-controlling and minority interests	451,799	(10,258)	(27,768)

Net income	$11,387,651	$7,521,126	$5,514,258

Basic earnings per common share	$0.79	$0.60	$0.47

Diluted earnings per common share	$0.79	$0.59	$0.45

Dividends declared per common share	$0.195	$0.24	$0.24

Weighted average number of common shares used in the determination of
Basic earnings per share	14,404,732	12,440,195	11,767,573

Diluted earnings per share	14,495,364	12,737,486	12,161,407

CONSOLIDATED WATER CO. LTD.
CONSOLIDATED BALANCE SHEETS
(Expressed in United States dollars)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$38,529,383	$37,310,699
Accounts receivable, net	9,828,529	6,093,894
Inventory	3,649,991	2,794,892
Prepaid expenses and other current assets	1,411,231	1,099,619
Current portion of loans receivable	947,854	735,632

Total current assets	54,366,988	48,034,736

Property, plant and equipment, net	59,981,514	60,229,358
Construction in progress	4,989,779	3,339,011
Loans receivable	2,329,262	1,697,648
Investment in and loan to affiliate	17,501,848	15,595,704
Intangible assets, net	2,881,900	3,670,559
Goodwill	3,587,754	3,587,754
Other assets	3,691,839	2,806,573

Total assets	$149,330,884	$138,961,343

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and other current liabilities	$4,996,728	$5,498,209
Dividends payable	60,719	970,081
Current portion of long term debt	1,142,255	1,154,067

Total current liabilities	6,199,702	7,622,357
Long term debt	22,358,338	23,500,593
Other liabilities	476,136	497,985
Minority interest in subsidiary	1,392,254	1,495,753

Total liabilities	30,426,430	33,116,688

Stockholders’ equity
Controlling interests:
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 21,082 and 24,971 shares, respectively	12,650	14,983
Class A common stock, $0.60 par value. Authorized 19,655,000 shares; issued and outstanding 14,507,486 and 14,132,860 shares, respectively	8,704,492	8,479,716
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued or outstanding	—	—
Additional paid-in capital	79,771,093	76,071,710
Retained earnings	29,853,720	21,278,246

	118,341,955	105,844,655

Non-controlling interests	562,499	—

Total stockholders’ equity	118,904,454	105,844,655

Total liabilities and stockholders’ equity	$149,330,884	$138,961,343